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                                                                   EXHIBIT 10(z)




                            SHAREHOLDERS' AGREEMENT

                This Shareholders' Agreement is made as of this 30th day of May, 1997 by MALCOLM I. GLAZER, individually ("Glazer") and THE MALCOLM I. GLAZER FAMILY LIMITED PARTNERSHIP (the "Partnership" and together with Glazer, the "Glazers") in favor of ZAPATA CORPORATION, a Delaware corporation (the "Company").

                                R E C I T A L S:

                 WHEREAS, as of the date of this Agreement, the Partnership owns of record and beneficially 10,408,717 shares of the Company's common stock, par value of $.25 per share ("Common Stock"), representing approximately 35.2% of the outstanding Common Stock; and

                 WHEREAS, the Company's Board of Directors approved a stock repurchase program under which the Company may acquire up to 7.5 million of its issued and outstanding shares of Common Stock provided that prior to commencing any such purchases, the Company enters into an agreement with the Glazers whereby the Glazers make certain representations and covenants with respect to any "going private transaction" involving the Company;

                              P R O V I S I O N S:

                 NOW, THEREFORE, in consideration of the foregoing recitals and other good and valid consideration, the Glazers, intending to be legally bound, hereby agree in favor of the Company as follows:

                 1. DEFINED TERMS. As used herein, the following terms shall have the definitions given thereto:

                 a. "Glazer Group" means the Glazers and any corporation, person, partnership, trust or other entity in which the Glazers and/or their affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) own 50% or more of the equity securities that are entitled to vote in the election of directors or persons holding similar positions.

                 b. "Going Private Transaction" means any "Rule 13e-3 Transaction" as defined in Rule 13e-3 under the Exchange Act (or any successor regulation) with respect to the Company or any other action which causes the Common Stock to cease to be public traded.





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                 c.       "Independent Investment Banker" means a nationally
recognized investment banking firm which neither (i) has an existing or proposed client relationship with any member of the Glazer Group, nor had such a relationship during the one-year period prior to the retention of such firm by the Special Committee to render an opinion as contemplated by Paragraph 3, nor (ii) has received fees aggregating more than $200,000 in the five years immediately prior to such retention from any one or more members of the Glazer Group.

                 2. NO CURRENT INTENTION TO ENGAGE IN GOING PRIVATE TRANSACTION. The Glazers each represent and warrant that neither they nor any other member of the Glazer Group intends or contemplates engaging or causing the Company to engage in a Going Private Transaction.

                 3. RESTRICTIONS ON FUTURE GOING PRIVATE TRANSACTIONS. Except as permitted under Paragraph 4 below, the Glazers each agree that they will not, and they will cause each other member of the Glazer Group not to, engage, directly or indirectly, or cause the Company to engage, directly or indirectly, in any Going Private Transaction, except on terms approved, prior to the initiation of such transaction, by a special committee (the "Special Committee") of disinterested directors of the Company who are not affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) of, and are otherwise independent of, any member of the Glazer Group, and determined by an Independent Investment Banker engaged by the Special Committee to be fair to the Company's stockholders (other than the Glazers) from a financial point of view.

                 4. CERTAIN EXCEPTIONS. Notwithstanding any other provision of this Agreement, the restrictions of Section 3 shall not apply to:

                 a. any all-cash tender offer by any member of the Glazer Group for any and all shares of the Common Stock not already owned by members of the Glazer Group made in response to a tender offer (a "Third-Party Offer") by any person, entity or group (other than a member of and without any solicitation, promotion, arrangement or assistance by any member of the Glazer Group) for any outstanding equity securities of the Company if after consummation of such Third-Party Offer, such person, entity or group, together with all persons and entities controlling, controlled by or under common control or in a group with it, would, if shares are purchased pursuant to such Third-Party Offer, own 35% or more of the Company's outstanding voting securities, provided that (i) the member of the Glazer Group making such tender offer determines in good faith that the person, entity or group making the Third-Party Offer has the capability to consummate such offer and that the Third-Party Offer is likely to be successful unless there is an offer that is financially more favorable to the holders of Common Stock, (ii) the price per share under the tender offer made by the member of the Glazer Group is higher than the price per share under the Third-Party Offer and (iii) there is not in effect any recommendation by the Board of Directors of the Company that the stockholders of the Company accept the Third-Party Offer; or

                (b) a merger of the Company with or into a member of the Glazer Group occurring within one year following the consummation of a tender offer by a member of the Glazer Group referred to in, and permitted by, clause
(a) of this Paragraph 4 as a result of which members





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of the Glazer Group become the beneficial owner of not less than 75% of the outstanding shares of Common Stock, provided that (i) the consideration offered to unaffiliated stockholders in such merger is all cash and is at least equal to the highest consideration offered in such tender offer, and (ii) the intention to effect such a merger was appropriately disclosed in such tender offer.

                 5. TERMINATION. This Agreement shall terminate and be of no further effect at such time (if any) as members of the Glazer Group beneficially own less than 14.9% of the Company's outstanding voting securities.

                 6. JURISDICTION. The Glazers and Company irrevocably agree that any legal action or proceeding against him or it, as the case may be, with respect to this Agreement and any transactions contemplated hereby may be brought in the courts of the State of Delaware, or of the United States of America for the District of Delaware, and by execution and delivery of this Agreement, the Glazers and Company each irrevocably submits to the jurisdiction of each such court and irrevocably designates, appoints and empowers the Secretary of State of the State of Delaware to receive for and on its behalf service of process in the State of Delaware, and further irrevocably consents to the service of process outside of the territorial jurisdiction of such courts by mailing copies by registered United States mail, postage prepaid, to its address specified in this Agreement.

                 7. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by an instrument in writing executed by each of the parties hereto. Any right of a party to this Agreement may be waived only by a written waiver duly executed by such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                 8. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the Glazers and Company. To the extent that this Agreement imposes obligations on affiliates of the Glazers that are not parties hereto, the Glazers shall cause such affiliates to comply with each such obligation. This Agreement is not assignable by any party hereto without the prior written consent of the other party.

                 9. NO THIRD-PARTY BENEFICIARIES. Nothing contained in this Agreement is intended or shall be deemed to create any benefit for any person who is not a party to this Agreement.

                10. SEVERABILITY. This invalidity or unenforceability of any term or provisions of this Agreement, or of this Agreement as to any affiliate of the Glazers, shall not affect the validity or enforceability of this remaining provisions of this Agreement or the validity or enforceability of this Agreement against the Glazers or any other affiliate of the Glazers.





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                11.       HEADINGS.  Section headings are inserted solely for
convenience of reference, do not form part of this Agreement, are not intended to limit the subject matter of any section hereof, and are to be disregarded in interpreting this Agreement.

                12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding such laws that direct the application of the laws of any other jurisdiction.

                13. NOTICES. Any notices, demands, requests or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been sufficiently given if sent by telecopy or by registered or certified mail, postage prepaid, addressed as follows:

                If to Company, to:

                          Joseph Von Rosenberg
                          Executive Vice President and
                             General Counsel
                          Zapata Corporation
                          1717 St. James Place
                          Suite 550
                          P.O. Box 4240
                          Houston, Texas  77210-4240

                If to the Glazers, to:

                          Malcolm I. Glazer
                          1428 South Ocean Boulevard
                          Palm Beach, Florida  33480

                          and

                          Avram Glazer
                          18 Stony Clover Lane
                          Pittsford, New York  14534

or to such other addresses as shall be furnished by like notice by such party.

                14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.





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   IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.


                                        /s/ Malcolm I. Glazer
                                    -------------------------------------
                                    MALCOLM I. GLAZER


                                    THE MALCOLM I. GLAZER FAMILY LIMITED
                                    PARTNERSHIP


                                    By: General Partner

                                    By: /s/ Malcolm I. Glazer
                                       ----------------------------------
                                       Name:  Malcolm I. Glazer
                                       Title:  President


                                    ZAPATA CORPORATION


                                    By: /s/ Joseph L. von Rosenberg III
                                       ----------------------------------
                                       Joseph L. von Rosenberg III
                                       Executive Vice President and
                                       General Counsel





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